EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES FEBRUARY CASH DISTRIBUTION

    Dallas, Texas, February 19, 2008 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.194834 per unit, payable on March 14, 2008, to unitholders of record on February 29, 2008. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in December.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,409,000	78,000	$ 6.76

Prior Month Distribution	2,404,000	80,000	$ 5.96

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

   XTO Energy has advised the trustee that seven wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $3,750,000, production expense of $1,865,000 and overhead of $772,000 in determining the royalty payment to the Trust for the current month.

Other

   XTO Energy has advised the trustee that onset of winter demand and the completion of the first phase of a major pipeline expansion in January 2008 have led to significantly increased Rocky Mountain gas prices.  The Trust has fully recovered the excess costs and accrued interest on the Wyoming conveyance which is again contributing to the current month distribution.  Higher realized gas prices for production from the Rocky Mountain region, resulting in improved monthly trust distributions, are expected to continue over the near term.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

* * *

Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800

Statements made in this press release, including those related to future realized gas prices and monthly trust distributions, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties which are detailed in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by this reference as though fully set forth herein.  Although XTO Energy and the trustee believe that the expectations reflected in such forward-looking statements are reasonable, neither XTO Energy nor the trustee can give any assurance that such expectations will prove to be correct.